================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------

                               (AMENDMENT NO. __)*


                                HOTJOBS.COM, LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


       COMMON STOCK,
 PAR VALUE $0.01 PER SHARE                                       441474103
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                                 (CUSIP NUMBER)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                               Page 1 of 11 Pages

================================================================================



NY2:\969098\04\KRR#04!.DOC\47719.0016

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            441474103                                       13G                              Page 2 of 11
------------------------------------ --------------------------------------------            --------------------------------------
----------------------------- --------------------------------------------------- -------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          GENERATION CAPITAL COMPANY LLC


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- -----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [ ]
                                                                                                                           (B) [X]
----------------------------- -----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- -------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ --------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ --------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 2,558,828
             OWNED BY
                                     ------ ------------------------------------------------ --------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ --------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            2,558,828

----------------------------- -------------------------------------------------------------- --------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      2,558,828

----------------------------- -----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                           [  ]
----------------------------- -----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                           7.0%

----------------------------- --------------------------------------------------- -------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           OO
----------------------------- --------------------------------------------------- -------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            441474103                                       13G                              Page 3 of 11
------------------------------------ --------------------------------------------            --------------------------------------

----------------------------- --------------------------------------------------- -------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          GENERATION CAPITAL PARTNERS L.P.

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- -----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [ ]
                                                                                                                           (B) [X]
----------------------------- -----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- -------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ --------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ --------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 2,469,293
             OWNED BY
                                     ------ ------------------------------------------------ --------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ --------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            2,469,293

----------------------------- -------------------------------------------------------------- --------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      2,469,293

----------------------------- -----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [  ]
----------------------------- -----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            6.8%

----------------------------- --------------------------------------------------- -------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- -------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            441474103                                       13G                              Page 4 of 11
------------------------------------ --------------------------------------------            --------------------------------------

----------------------------- --------------------------------------------------- -------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          GENERATION PARALLEL MANAGEMENT PARTNERS L.P.

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- -----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [ ]
                                                                                                                           (B) [X]
----------------------------- -----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- -------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ --------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ --------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 89,535
             OWNED BY
                                     ------ ------------------------------------------------ --------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ --------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            89,535

----------------------------- -------------------------------------------------------------- --------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      89,535

----------------------------- -----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [  ]
----------------------------- -----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            0.2%

----------------------------- --------------------------------------------------- -------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- -------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            441474103                                       13G                              Page 5 of 11
------------------------------------ --------------------------------------------            --------------------------------------

----------------------------- --------------------------------------------------- -------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          STATE BOARD OF ADMINISTRATION OF FLORIDA


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- -----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                          (A) [ ]
                                                                                                                          (B) [X]
----------------------------- -----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- -------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               FLORIDA

------------------------------------ ------ ------------------------------------------------ --------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ --------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 88,639
             OWNED BY
                                     ------ ------------------------------------------------ --------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ --------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            88,639

----------------------------- -------------------------------------------------------------- --------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      88,639

----------------------------- -----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [  ]
----------------------------- -----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            0.2%

----------------------------- --------------------------------------------------- -------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           OO
----------------------------- --------------------------------------------------- -------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            441474103                                       13G                              Page 6 of 11
------------------------------------ --------------------------------------------            --------------------------------------

----------------------------- --------------------------------------------------- -------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          GENERATION PARTNERS L.P.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- -----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [ ]
                                                                                                                           (B) [X]
----------------------------- -----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- -------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ --------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ --------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 2,469,293
             OWNED BY
                                     ------ ------------------------------------------------ --------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ --------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            2,469,293

----------------------------- -------------------------------------------------------------- --------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      2,469,293

----------------------------- -----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [  ]
----------------------------- -----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                             7.0%

----------------------------- --------------------------------------------------- -------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- -------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.              NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                     OFFICES

                     (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of HotJobs.com, Ltd., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 406 West 31st Street, 9th Floor, New York, New York 10001.

ITEM 2.              NAME OF PERSON FILING

                     (a) Name of Person Filing: The persons filing this Schedule 13G (the "Reporting Persons") are Generation Capital Company LLC ("Generation Capital LLC"), Generation Capital Partners L.P. ("Generation Capital LP"), Generation Parallel Management Partners L.P. ("Generation Parallel"), Generation Partners L.P. and State Board of Administration of Florida ("SBOF").

                     (b) Address of Principal Business Office or, if None,
Residence:

                     The principal business office of each of the Reporting Persons is as follows:

                     c/o Generation Capital Company LLC
                     551 Fifth Avenue, Suite 3100
                     New York, New York 10176

                    (c)  Citizenship: See Item 4 of the cover pages hereto.

                    (d) Title of Class of Securities: Common Stock, par value $0.01 per share.

                    (e)  CUSIP Number: 441474-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

                     (a)  [ ]   Broker or dealer registered under Section 15 of
                                the Exchange Act;

                     (b)  [ ]   Bank as defined in Section 3(a)(6) of the
                                Exchange Act;

                     (c)  [ ]   Insurance company as defined in Section 3(a)(19)
                                of the Exchange Act;

                     (d)  [ ]   Investment company registered under Section 8 of
                                the Investment Company Act;

                     (e)  [ ]   An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E);

                     (f)  [ ]   An Employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)  [ ]   A parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h)  [ ]   A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act;

                     (i)  [ ]   A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act;

                     (j)  [ ]   Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).

                     Not applicable.


ITEM 4.              OWNERSHIP

                     (a) Amount Beneficially Owned: See Item 9 of the cover pages attached hereto and the information set forth below.

                     (b) Percent of Class: See Item 11 of the cover pages attached hereto and the information set forth below. The percentage ownership of each of the Reporting Persons is based upon 36,434,575 shares of Common Stock outstanding as of August 25, 2000 as reported by the Issuer in its Registration Statement on Form S-3 (File No. 333-44990), as amended.

                     (c) Number of Shares As To Which The Reporting Person Has:

                     (i) Sole power to vote or direct the vote: See Item 5 of the cover pages attached hereto and the information set forth below.

                     (ii) Shared power to vote or direct the vote: See Item 6 of the cover pages attached hereto and the information set forth below.

                     (iii) Sole power to dispose or to direct the disposition of: See Item 7 of the cover pages attached hereto and the information set forth below.

                     (iv) Shared power to dispose or to direct the disposition of: See Item 8 of the cover pages attached hereto and the information set forth below.

                     Generation Capital LLC is the general partner of Generation Partners L.P. and Generation Parallel, which are the holders of record of the following amounts of Common Stock:

----------------------------------------------------- -----------------------------------------
Name of Record Holder                                          Shares of Common Stock
----------------------------------------------------- -----------------------------------------
Generation Capital Partners L.P.                                     2,469,293
----------------------------------------------------- -----------------------------------------
Generation Parallel Management Partners L.P.                            896
----------------------------------------------------- -----------------------------------------

                     In addition, pursuant to a Management Agreement, Generation Parallel has been delegated voting and dispositive power with respect to the 88,639 shares of Common Stock owned by SBOF. Thus, Generation Capital LLC may be deemed to beneficially own and have voting and dispositive power over a total of 2,558,828 shares of Common Stock.

                     Generation Partners, L.P. is the general partner of Generation Capital LP which is the holder of record of 2,469,293 shares of Common Stock. Therefore, Generation Partners, L.P. may be deemed to beneficially own and have voting and dispositive power over a total of 2,469,293 shares of Common Stock.

                     Generation Parallel is the holder of record of 896 shares of Common Stock. Pursuant to a Management Agreement, Generation Parallel has been delegated voting and dispositive power with respect to 88,639 shares of Common Stock owned by SBOF. Thus, Generation Parallel may be deemed to beneficially own and have voting and dispositive power over a total of 89,535 shares of Common Stock.

                     Messrs. Paul F. Balser, Mark E. Jennings and John A. Hawkins (the "Members") are each members of Generation Capital LLC. All of the Members disclaim any beneficial ownership of any of the shares of Common Stock reported herein except to the extent of their economic interest therein.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     Not applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON

                     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                     Not applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                     Not applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP

                     Not applicable.

ITEM 10.             CERTIFICATION

                     Not applicable.

                                    SIGNATURE

                     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: November 13, 2000

                               GENERATION CAPITAL COMPANY LLC

                               By: /s/ John A. Hawkins
                                   -------------------------------------------
                                   John A. Hawkins
                                   Managing Director



                               GENERATION CAPITAL PARTNERS L.P.

                               By: Generation Partners L.P.,
                                   as General Partner

                                   By: Generation Capital Company LLC,
                                       its General Partner

                                       By: /s/ John A. Hawkins
                                           -----------------------------------
                                           John A. Hawkins
                                           Managing Director



                               GENERATION PARALLEL MANAGEMENT PARTNERS L.P.

                               By: Generation Capital Company LLC,
                                   its General Partner

                                   By: /s/ John A. Hawkins
                                       ---------------------------------------
                                       John A. Hawkins
                                       Managing Director

                               STATE BOARD OF ADMINISTRATION OF FLORIDA

                               By: Generation Parallel Management Partners L.P.,
                                   as Manager

                                   By: Generation Capital Company LLC,
                                       its General Partner

                                       By: /s/ John A. Hawkins
                                           -----------------------------------
                                           John A. Hawkins
                                           Managing Director



                               GENERATION PARTNERS L.P.

                               By: Generation Capital Company LLC,
                                   its General Partner

                                   By: /s/ John A. Hawkins
                                       ---------------------------------------
                                       John A. Hawkins
                                       Managing Director